EXHIBIT 1

Buenos Aires, May 10, 2013

Messrs.
NATIONAL SECURITIES COMMISSION
25 de Mayo 175
Subgerencia de Emisoras

Messrs.
BUENOS AIRES STOCK EXCHANGE
Sarmiento 299

Re: Relevant Fact (Hecho Relevante). Listing Suspension.

Dear Sirs:

I hereby inform you on behalf of Empresa Distribuidora y Comercializadora Norte S.A. (“EDENOR” or the “Company”), in accordance with applicable regulation, that in light of the Company’s negative shareholders’ equity recorded in its financial statements as of March 31, 2013, the Buenos Aires Stock Exchange has resolved to suspend the listing of the Company’s shares effective as of today and until such time as the Company no longer has a negative shareholders’ equity.  The Buenos Aires Stock Exchange is taking this action pursuant to section 42(d) of the Trading Rules of the Buenos Aires Stock Exchange.   In addition, the Company has been in touch with the New York Stock Exchange (“NYSE”) and NYSE Regulation continues to assess the Company’s compliance with the NYSE’s continued listing standards on an ongoing basis.

Yours sincerely,

Victor A. Ruiz
Officer in charge of Market Relations

Empresa Distribuidora y Comercializadora Norte Sociedad Anónima (Edenor S.A.)
Avda. del Libertador 6363 – Piso 12 – Buenos Aires, A1428ARG – Argentina – Tel.: 4346-5507 – Fax: 4346-5327